Docusign Envelope ID: D268E106-E763-4036-9038-4F892DC870D1 10. Authorized Disclosure of Material Non-Public Information. Under certain circumstances, the corporate Compliance Officer may authorize the immediate release of material non-public information. If disclosure is authorized, the form and content of all public disclosures shall be approved by the Corporate Compliance Officer and Company legal counsel, the Chief Financial Officer, and the Chief Executive Officer pursuant to the terms of the Company's Fair Disclosure Policy. In the case of material non-public information which is not disclosed, such information is not to be disclosed or discussed except on a strict "need-to-know" basis. All requests for information, comments, or interviews ( other than routine product inquiries) made to any officer, director or employee of the Company should be directed to the Chief Financial Officer or, in his absence, the Chief Executive Officer who will consult with the Corporate Compliance Officer where necessary and will provide responses in compliance with the Company's Fair Disclosure Policy. It is anticipated that most questions raised can be answered by the Chief Financial Officer or another Company representative to whom her refers the request. All officers, directors and employees must comply with the Company's Fair Disclosure Policy and should not respond to such requests directly, unless expressly instructed otherwise by the Chief Financial Officer or the Chief Executive Officer. In particular, great care should be taken not to comment on the Company's expected future financial results. If the Company wishes to give some direction to investors or securities professionals, it must do so only in compliance with the Company's Fair Disclosure Policy. All communications with representatives of the media and securities analysts shall be directed to the Chief financial Officer or, in his absence, the Chief Executive Officer. 11. Company Assistance. If you have any questions about specific information or proposed transactions, or as to the applicability or interpretation of this Insider Trading Policy or the propriety of any desired action, you are encouraged to contact the Corporate Compliance Officer. Insider Trading Policy PageS